Prospectus Supplement No. 1 dated June 12, 2007	Filed Pursuant to Rule 424(b)(3) File No. 333-92382

VERSAR, INC.

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the prospectus dated September 10, 2002 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 745,304 shares of our common stock (the “Prospectus”).

This Prospectus Supplement is being filed to update the original table of Selling Stockholders in the Prospectus with respect to a change in beneficial ownership that has occurred since the date of the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus.

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Consider carefully the risk factors beginning on page 2 in the Prospectus before investing in shares of our common stock.

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This Prospectus Supplement should be read in conjunction with the Prospectus, as amended, and this Prospectus Supplement is qualified in its entirety by reference to the Prospectus, as amended, except to the extent that the information contained herein modifies or supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein shall have the same meaning specified in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is June 12, 2007.

SELLING STOCKHOLDERS

The following information is provided to update and amend the selling stockholder table in the prospectus to reflect the transfer of warrants to purchase 179,591 shares of our common stock from Radyr Investments Limited to Omega Financial International, Inc. in August 2003. The table of selling stockholders is hereby updated through June 11, 2007 and amended to reflect the foregoing as follows:

Name of Selling Shareholder	Number of Shares of Common Stock Owned Before the Offering**	Percent of Common Stock Owned Before the Offering**	Shares Available for Sale Under This Prospectus**	Number of Shares of Common Stock to Be Owned After Completion of the Offering	Percent of Common Stock to Be Owned After Completion of the Offering
Radyr Investments Limited	0	0	0	0	0
Omega Financial International, Inc.(1)	179,591	2.2%	179,591	0	0

*       Less than 1%.

**       Beneficial ownership is determined in accordance with the rules of the SEC. Percentage of ownership is based on 8,339,390 shares of common stock outstanding as of June 11, 2007.

(1)      Investment decisions for Omega Financial International, Inc. are made by its President and Director, Luis A. Davis. Includes 179,591 shares of our common stock issuable upon exercise of warrants which have an exercise price of $4.002 per share.